EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2020 Third Quarter Results

Third Quarter 2020 Sales Increased 2.6% to $271.0 Million
Third Quarter 2020 Diluted Earnings Per Share Increased 54.7% to $1.16
Cash and Current Marketable Securities Increased 77.0% to $316.2 Million

LYNNWOOD, Wash., Dec. 03, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the third quarter ended October 31, 2020.

Total net sales for the third quarter ended October 31, 2020 (13 weeks) increased 2.6% to $271.0 million from $264.0 million in the quarter ended November 2, 2019 (13 weeks). Due to store closures, stores were open for approximately 95% of the third quarter of 2020 measured as the total number of store days open in the quarter divided by the total number of store days available. For the stores that were open, comparable sales for the thirteen weeks ended October 31, 2020 increased 8.1% compared to the same period a year ago. Net income for the third quarter of fiscal 2020 was $29.1 million, or $1.16 per diluted share, compared to net income of $19.2 million, or $0.75 per diluted share in the third quarter of the prior fiscal year.

Total net sales for the nine months (39 weeks) ended October 31, 2020 decreased 6.6% to $659.1 million from $705.4 million reported for the nine months (39 weeks) ended November 2, 2019. Net income for the first nine months of fiscal 2020 increased 15.3% to $33.4 million, or $1.32 per diluted share, compared to net income for the first nine months of the prior fiscal year of $29.0 million, or $1.14 per diluted share.

At October 31, 2020, the Company had cash and current marketable securities of $316.2 million compared to cash and current marketable securities of $178.6 million at November 2, 2019. The increase in cash and current marketable securities was driven by cash generated through operations including cash deferment of $53.0 million composed of lower inventory levels, landlord payments, extended vendor terms and payroll tax payments as well as net income improvements related to abatements, credits and expense reductions. This increase was partially offset by $13.4 million of share repurchases through the Company’s stock buyback program prior to our stores closing in March due to COVID-19 and other planned capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We once again successfully navigated volatile market conditions and drove strong earnings growth. Following a challenging start to the third quarter due to the delayed start to back to school, sales were positive in both September and October as we capitalized on late season demand. Our performance in 2020 is a testament to the resiliency of our people and their commitment to serving our customers, the strong culture and brand loyalty we’ve fostered over many years, and the ability of our business model to adapt to changes in purchasing behavior. While there is still uncertainty around how the remainder of the holiday season will unfold, we believe we are positioned well to meet the customer’s expectations and drive value for the long-term.”

Fiscal Fourth Quarter-to-Date Sales
Total fourth quarter-to-date sales for the 31 days ended December 1, 2020 were down approximately 3.9%, compared with the same 31 day time period in the prior year ended December 3, 2019. Comparable sales for the 31 days ended December 1, 2020 were down 1.7%. By channel, open store comparable sales decreased 7.8% and e-commerce sales increased 16.7%. During this timeframe we had roughly 3% fewer open store days than last year due to governmental orders and potential safety concerns. We also experienced significant metering of traffic and reduced hours where required by local governments. We expect that the store closures and various other operating restrictions will fluctuate as we move through the quarter.

Outlook
Due to the fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company previously withdrew its full year fiscal 2020 guidance. The Company is not providing an updated outlook at this time for the fourth quarter or the year.

Share Repurchase Authorization:

On December 2, 2020, the Company’s Board of Directors approved the repurchase of up to an aggregate of $100 million of its Common Stock (the “Repurchase Program”). The repurchases will be made from time to time on the open market at prevailing market prices. The Repurchase Program is expected to continue through the fiscal year 2021 ending January 29, 2022, unless the time period is extended or shortened by the Board of Directors. The Repurchase Program supersedes all previously approved and authorized stock repurchase programs.

Conference Call Information
A conference call will be held today to discuss third quarter fiscal 2020 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 6946677.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 28, 2020, we operated 726 stores, including 608 in the United States, 52 in Canada, 54 in Europe and 12 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2020 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	October 31, 2020	% of Sales	November 2, 2019	% of Sales
Net sales	$270,952	100.0%	$264,022	100.0%
Cost of goods sold	165,146	61.0%	169,446	64.2%
Gross profit	105,806	39.0%	94,576	35.8%
Selling, general and administrative expenses	67,941	25.0%	70,266	26.6%
Operating profit	37,865	14.0%	24,310	9.2%
Interest income, net	769	0.3%	1,002	0.4%
Other income, net	86	0.0%	275	0.1%
Earnings before income taxes	38,720	14.3%	25,587	9.7%
Provision for income taxes	9,581	3.5%	6,408	2.4%
Net income	$29,139	10.8%	$19,179	7.3%

Basic earnings per share	$1.17		$0.76
Diluted earnings per share	$1.16		$0.75
Weighted average shares used in computation of earnings per share:
Basic	24,864		25,231
Diluted	25,219		25,560

	Nine Months Ended
	October 31, 2020	% of Sales	November 2, 2019	% of Sales
Net sales	$659,116	100.0%	705,376	100.0%
Cost of goods sold	438,724	66.6%	467,140	66.2%
Gross profit	220,392	33.4%	238,236	33.8%
Selling, general and administrative expenses	177,263	26.9%	201,285	28.6%
Operating profit	43,129	6.5%	36,951	5.2%
Interest income, net	2,637	0.4%	2,652	0.4%
Other income, net	584	0.1%	987	0.2%
Earnings before income taxes	46,350	7.0%	40,590	5.8%
Provision for income taxes	12,920	1.9%	11,593	1.7%
Net income	$33,430	5.1%	28,997	4.1%

Basic earnings per share	$1.34		1.15
Diluted earnings per share	$1.32		1.14
Weighted average shares used in computation of earnings per share:
Basic	24,913		25,173
Diluted	25,271		25,480

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	October 31, 2020	February 1, 2020	November 2, 2019
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$84,939	$52,428	$31,929
Marketable securities	231,234	198,768	146,718
Receivables	19,301	16,841	16,790
Inventories	160,961	135,095	183,381
Prepaid expenses and other current assets	9,240	9,456	10,757
Total current assets	505,675	412,588	389,575
Fixed assets, net	101,820	113,051	115,170
Operating lease right-of-use assets	273,796	301,784	301,736
Goodwill	59,540	57,099	57,580
Intangible assets, net	15,329	14,564	14,772
Deferred tax assets, net	8,192	6,303	7,424
Other long-term assets	9,802	8,869	8,773
Total long-term assets	468,479	501,670	505,455
Total assets	$974,154	$914,258	$895,030

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$84,069	$47,787	$73,418
Accrued payroll and payroll taxes	25,603	23,653	21,929
Income taxes payable	8,402	4,686	3,430
Operating lease liabilities	72,526	61,800	59,742
Other liabilities	25,327	21,784	18,815
Total current liabilities	215,927	159,710	177,334
Long-term operating lease liabilities	255,160	284,717	287,400
Other long-term liabilities	3,881	3,745	3,457
Total long-term liabilities	259,041	288,462	290,857
Total liabilities	474,968	448,172	468,191

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,472 shares issued and outstanding at October 31, 2020, 25,828 shares issued and outstanding at February 1, 2020 and 25,805 shares issued and outstanding at November 2, 2019	167,119	161,458	159,251
Accumulated other comprehensive loss	(5,165)	(12,591)	(11,747)
Retained earnings	337,232	317,219	279,335
Total shareholders’ equity	499,186	466,086	426,839
Total liabilities and shareholders’ equity	$974,154	$914,258	$895,030

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended
	October 31, 2020	November 2, 2019
Cash flows from operating activities:
Net income	$33,430	$28,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	17,909	18,776
Noncash lease expense	45,797	42,960
Deferred taxes	(2,155)	29
Stock-based compensation expense	4,795	4,819
Impairment of long-lived assets	4,443	123
Other	(430)	(562)
Changes in operating assets and liabilities:
Receivables	(1,030)	3,190
Inventories	(24,856)	(54,687)
Prepaid expenses and other assets	532	(934)
Trade accounts payable	36,196	38,186
Accrued payroll and payroll taxes	1,711	971
Income taxes payable	2,629	(2,586)
Operating lease liabilities	(40,945)	(45,512)
Other liabilities	3,728	(4,316)
Net cash provided by operating activities	81,754	29,454
Cash flows from investing activities:
Additions to fixed assets	(7,488)	(13,871)
Purchases of marketable securities and other investments	(135,515)	(165,912)
Sales and maturities of marketable securities and other investments	104,742	132,974
Net cash used in investing activities	(38,261)	(46,809)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	959	1,604
Payments for tax withholdings on equity awards	(93)	(238)
Common stock repurchased	(13,417)	—
Net cash (used in) provided by financing activities	(12,551)	1,366
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,899	(242)
Net increase (decrease) in cash, cash equivalents, and restricted cash	32,841	(16,231)
Cash, cash equivalents, and restricted cash, beginning of period	58,991	54,271
Cash, cash equivalents, and restricted cash, end of period	$91,832	$38,040
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$11,933	$14,024
Accrual for purchases of fixed assets	346	1,412